News Release
NYSE: MYE

Contact(s):
Donald A. Merril, Vice President &
Chief Financial Officer, (330) 253-5592

Max Barton, Director, Corporate Communications
& Investor Relations, (330) 761-6106

Myers Industries Reports 2006
Fourth Quarter & Full Year Results

FOR IMMEDIATE RELEASE: February 23, 2007, Akron, Ohio- Myers Industries, Inc. (NYSE: MYE) today reports results for the fourth quarter and year ended December 31, 2006. Performance highlights from continuing operations include:

Net sales from continuing operations increased 2 percent to a fourth quarter record of $194.3 million. For the year, net sales increased 6 percent to a record $780.0 million.
Net income from continuing operations for the fourth quarter increased 25 percent to $7.3 million. For the year, net income increased 48 percent to $28.7 million.
Net income per share from continuing operations for the fourth quarter increased 24 percent to $0.21 per basic and diluted share. For the year, net income per share increased 46 percent to $0.82.

Continuing operations include Myers Industries' Distribution, North American Material Handling, Lawn and Garden, and Automotive and Custom Segments. Discontinued operations is the Company's former European Material Handling Segment, the sale of which was completed on February 1, 2007.

2006 Fourth Quarter & Full Year: Results from Continuing Operations
Myers Industries today announced that net sales from continuing operations for the fourth quarter ended December 31, 2006, increased 2 percent to $194.3 million, as compared to net sales of $191.0 million for the fourth quarter of 2005.

Net income from continuing operations for the fourth quarter of 2006 increased 25 percent to $7.3 million, as compared to $5.9 million for the fourth quarter of 2005. Net income per share from continuing operations for the fourth quarter of 2006 was $0.21 per basic and diluted share, an increase of 24 percent from $0.17 per basic and diluted share for the fourth quarter of 2005.

For the year ended December 31, 2006, net sales from continuing operations were $780.0 million, an increase of 6 percent from the $736.9 million in 2005.Net income from continuing operations for the year ended December 31, 2006, was $28.7 million, an increase of 48 percent compared to $19.4 million in 2005. Net income per share from continuing operations for the year ended December 31, 2006, was $0.82 per basic and diluted

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share, an increase of 46 percent compared to $0.56 in 2005. As reported, net loss per share for the year ended December 31, 2006, was $(2.07), which includes a goodwill impairment charge in discontinued operations of $(3.14) per share.

John C. Orr, Myers Industries' president and chief executive officer, commented, "We are pleased with the outstanding operating results for both the quarter and year. We achieved this by streamlining and reducing costs in key areas of our operations, increasing productivity throughout the business, focusing on value-added products and innovation for customers, and better management of product pricing considering raw material costs."

Gross Margins, SG&A Expenses for the Fourth Quarter & Full Year
Gross margin from continuing operations for the fourth quarter of 2006 increased to 26.6 percent of net sales from 25.9 percent for the fourth quarter of 2005. The fourth quarter of 2006 represents the fourth consecutive quarter for gross margin improvement over the prior year's comparable quarter. For the year ended December 31, 2006, gross margin from continuing operations increased to 26.6 percent of net sales as compared to 24.6 percent for the full yearof 2005.

Selling and administrative expenses from continuing operations for the fourth quarter of 2006 increased slightly as a percent of sales to 19.2 percent from 19.0 percent for the fourth quarter of 2005. For the year ended December 31, 2006, selling and administrative expenses from continuing operations increased as a percent of sales to 18.8 percent from 18.1 percent in 2005, due primarily to higher freight expenses.

Business Segment Results: Continuing Operations for the 2006 Fourth Quarter & Full Year

Distribution Segment
In the Distribution Segment, net sales were $50.0 million for the fourth quarter of 2006, an increase of 2 percent as compared to $49.1 million for the fourth quarter of 2005. For the year ended December 31, 2006, net sales in the segment were $197.3 million, an increase of 4 percent as compared to $189.9 million for the same period of 2005.

Income before taxes in the Distribution Segment was $6.1 million for the fourth quarter of 2006, an increase of 2 percent as compared to $6.0 million in the fourth quarter of 2005. For the year ended December 31, 2006, income before taxes in the segment was $22.2 million, an increase of 8 percent as compared to $20.6 million for the same period of 2005. The key factors influencing performance in this segment continued to be product mix, cost controls, and increased market penetration through tire dealers, auto dealers, and other tire service niches.

North American Material Handling Segment
In the North American Material Handling Segment, net sales for the fourth quarter of 2006 were $58.2 million, an increase of 6 percent as compared to $55.0 million for the fourth quarter of 2005. Continued focus on selling higher value container and pallet systems was a key factor in net sales performance for the quarter. For the year ended December 31, 2006, net sales in the segment were $240.1 million, an increase of 15 percent as compared to $209.5 million for the same period of 2005.

Income before taxes in the North American Material Handling Segment was $9.5 million for the fourth quarter of 2006, an increase of 76 percent as compared to $5.4 million for the fourth quarter of 2005. For the year ended December 31, 2006, income before taxes in the segment was $34.9 million, an increase of 114 percent as compared to $16.3 million in 2005. The primary factors influencing profitability for both the quarter and year included strategic pricing to help offset raw material costs; mix management, which focused on providing customers with value-based material handling product solutions to improve their business; internal productivity initiatives; and cost controls.

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Lawn and Garden Segment
In the Lawn and Garden Segment, net sales for the fourth quarter of 2006 were $40.5 million, a decrease of 11 percent as compared to $45.5 million in the fourth quarter of 2005. For the year ended December 31, 2006, net sales were $160.2 million, a decrease of 6 percent from $170.4 million in 2005. Fourth quarter sales remained constrained by delays in retailer forecasting to growers, an industry-wide dynamic first experienced in the third quarter of 2006, coupled with highly competitive pricing pressures in the marketplace.

Income before taxes in the Lawn and Garden Segment was $1.6 million for the fourth quarter of 2006, a decrease of 70 percent compared with $5.3 million for the fourth quarter of 2005. Slowness in recovery of unit volumes to the grower market could not be offset by favorable product pricing and robust decorative planter business to retail markets. For the year ended December 31, 2006, income before taxes in the segment was $8.1 million, a decrease of 51 percent from $16.4 million in 2005.

The Company indicated in the third quarter that the industry-wide buying delay would shift sales later into the fourth quarter and into the first half of 2007. To further strengthen its competitive position in this segment, in January 2007 the Company acquired a well-known industry brand, ITML Horticultural Products, and is now focused on aligning synergies with ITML to meet the changing needs of customers and the market with unmatched resources.

Automotive and Custom Segment
In the Automotive and Custom Segment, net sales for the fourth quarter of 2006 were $50.1 million, an increase of 4 percent as compared to $48.2 million for the fourth quarter of 2005. Sales gains were made in heavy truck, off-road vehicle, and other niche markets. For the year ended December 31, 2006, net sales in the segment were $204.7 million, an increase of 5 percent as compared to $195.1 million in 2005.

Income before taxes in the Automotive and Custom Segment was $2.0 million for the fourth quarter of 2006, an increase of 25 percent as compared to $1.6 million for the fourth quarter of 2005. A strong focus on customers' needs for value-added engineered products, mix management, continued pricing improvements, cost controls, and productivity gains were primary factors influencing profitability for the quarter. For the year ended December 31, 2006, income before taxes in the segment was $14.0 million, an increase of 40 percent from $10.0 million in 2005.

Capital Expenditures & Total Debt
For the year ended December 31, 2006, capital expenditures from continuing operations were $12.4 million, as the Company focused on disciplined investments to build on the strengths of its key business segments.

Total debt at December 31, 2006, was $201.5 million, a reduction of $51.3 million from $252.8 million at December 31, 2005. The Company finished the year with its lowest level of debt since 1998.

Summary & Company Outlook
2006 was a year of growth and the start of transformation for Myers Industries. In addition to significant internal improvements last year, the sale of the European Material Handling Segment businesses and the acquisition of ITML Horticultural Products, which occurred in early 2007, will provide strong channels for the Company's growth.

Within the Company's four key business segments and their respective brands, management is focused on a variety of growth catalysts. These range from ongoing new product development; implementation of new technology platforms to speed workflow and improve customer satisfaction; consolidation and synergy initiatives across segments and brands to reduce costs and improve productivity; and strategic, bolt-on acquisitions with strong potential to boost the Company's brand strength and leadership in its

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chosen niche markets. These efforts will continue to position Myers Industries to deliver sustainable benefits for all of its stakeholders.

Conference Call Details
The Company will host a conference call today, February 23, to review its 2006 fourth quarter and full-year operating results with the investment community. The call will be from 1:00 - 2:00pm ET. Myers Industries' President and Chief Executive Officer John C. Orr, and Vice President and Chief Financial Officer Donald A. Merril, will conduct the call. To participate, call 1-877-407-9210; international callers dial 1-201-689-8049. The call will also be available as a webcast at www.myersind.com. Please call or log in at least five minutes in advance of the event.

The event will be archived and a transcript available within 2 business days of the call. A replay will be available at 1-877-660-6853 (for access, use Account #286 / ID #232223) until March 9, 2007; international callers dial 1-201-612-7415. A webcast replay will be available from the Myers Industries web site through May 24, 2007.

About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Visit www.myersind.com to learn more.

Note: Percentages may not add due to rounding; segment results may not total due to eliminations.

Caution on Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed "forward-looking." Words such as "expect," "believe," "project," "plan," "anticipate," "intend," "objective," "goal," "view," and similar expressions identify forward-looking statements. These statements are based on management's current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company's control, that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company's business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company's ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company's 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.

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MYERS INDUSTRIES, INC.
CONDENSED STATEMENTS OF INCOME

	Quarter Ended		Year Ended
	December 31,		December 31,

	2006	2005	2006	2005

Net sales	$194,329,905	$191,010,133	$779,984,388	$736,880,105

Cost of sales	142,570,728	141,443,362	572,438,757	555,687,606

Gross profit	51,759,177	49,566,771	207,545,631	181,192,499

Selling, General and Administrative Expenses	37,427,497	36,267,469	146,623,067	133,457,120

Operating income	14,331,680	13,299,302	60,922,564	47,735,379

Interest Expense, Net	3,675,174	4,001,038	15,848,420	15,463,279

Income from Continuing Operations Before Income Taxes	10,656,506	9,298,264	45,074,144	32,272,100

Income taxes	3,325,142	3,415,609	16,363,613	12,907,205

Net Income from Continuing Operations	7,331,364	5,882,655	28,710,531	19.364.895

Income (Loss) from Discontinued Operations, Net of Tax	3,368,699	2,807,277	(101,134,686)	7,190,611

Net Income (Loss)	$10,700,063	$8,689,932	$(72,424,155)	$26,555,506

Net Income (Loss) per
Basic & Diluted Common Share
Continuing Operations	$0.21	$.017	$0.82	$0.56
Discontinued Operations	0.10	0.08	(2.89)	0.20

Net Income (Loss)	$0.31	$0.25	$(2.07)	$0.76

Average Shares Outstanding	35,059,483	34,784,124	34,978,269	34,724,488

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CONDENSED STATEMENTS OF FINANCIAL POSITION
As of December 31, 2006 and December 31, 2005

	2006	2005

Assets
Current Assets	$302,011,371	$289,580,618
Other Assets	203,159,525	279,957,521
Property, Plant, and Equipment	151,300,441	195,721,782

	$656,471,337	$765,259,921

Liabilities and Shareholders' Equity
Current Liabilities	$134,727,219	$128,575,091
Long Term Debt	198,274,578	249,523,633
Deferred Income Taxes	33,288,636	35,092,826
Other Liabilities	12,922,286	12,667,000
Shareholders' Equity	277,258,618	339,401,371

	$656,471,337	$765,259,921

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